As Filed With the Securities and Exchange Commission on April 29, 2002

Registration No. 333-84036

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

IDEX CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	36-3555336
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

630 Dundee Road
Northbrook, Illinois 60062
(847) 498-7070
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Wayne P. Sayatovic
Senior Vice President—Finance and Chief Financial Officer
IDEX Corporation
630 Dundee Road
Northbrook, Illinois 60062
(847) 498-7070
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies To:
Christopher D. Lueking, Esq. Latham & Watkins 233 South Wacker Drive, Suite 5800 Chicago, Illinois 60606 (312) 876-7700	Rohan S. Weerasinghe, Esq. Shearman Sterling 599 Lexington Avenue New York, New York 10022 (212) 848-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 3 is being filed solely for the purpose of the filing an additional exhibit to the Registration Statement. This Amendment No. 3 does not contain a copy of the Prospectus included in the Registration Statement, which is unchanged from Amendment No. 2 filed on April 16, 2002.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses in connection with the distribution of the securities covered by this Registration Statement. IDEX has agreed to pay all fees and expenses incident to this registration of this offering, other than sales commissions, discounts and applicable taxes.

SEC registration fee	$20,314
Legal fees and expenses	250,000
Accounting fees and expenses	80,000
EDGAR formatting and related expenses	80,000
Listing application fees and expenses	6,000
Miscellaneous expenses	63,686

Total	$500,000

Item 15. Indemnification of Directors and Officers.

As permitted by the Delaware General Corporation Law, the Company’s Restated Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its shareholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for breach of the duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (governing distributions to shareholders), or (iv) for any transaction for which a director derives an improper personal benefit. In addition, Section 145 of the Delaware General Corporation Law and Article III, Section 13 of the Company’s Amended and Restated By-Laws, under certain circumstances, provide for the indemnification of the Company’s officers, directors, employees and agents against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided is contained herein, but that description is qualified in its entirety by reference to Article III, Section 13 of the Company’s Amended and Restated By-Laws.

In general, any officer, director, employee or agent will be indemnified against expenses, including attorney’s fees, fines, settlements or judgments, which were actually and reasonably incurred, in connection with a legal proceeding, other than one brought by or on behalf of the Company, to which he or she was a party as a result of such relationship, if he or she acted in good faith, and in the manner he or she believed to be in or not opposed to the Company’s best interest and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. If the action is brought by or on behalf of the Company, the person to be indemnified must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Company’s best interest, but no indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of Delaware, or the court in which such action was brought, determines upon application that, despite adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which such Court of Chancery or such other court shall deem proper.

Any indemnification under the previous paragraphs (unless ordered by a court) will be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper under the circumstances because he or she has met the applicable standard of conduct set forth above. Such determination will be made (i) by the Company’s Board of Directors by a majority vote of a quorum of disinterested directors who were not parties to such actions, (ii) by a committee of the Company’s Board of Directors who were not parties to such action, where the committee is designated by majority vote of such directors even though less than a full quorum of the full Board of Directors, (iii) by independent legal counsel in a written opinion, or (iv) by the shareholders. To the extent that a director, officer, employee or agent of the Company is successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the previous paragraph, he or she will be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him or her in connection therewith.

Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the Company as authorized by the Company’s Amended and Restated By-Laws. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Company’s Board of Directors deems appropriate.

The indemnification and advancement of expenses provided by, or granted pursuant to, Section 13 of the Company’s Amended and Restated By-Laws is not deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. If a claim for indemnification or payment of expenses under Section 13 of the Company’s Amended and Restated By-Laws is not paid in full within ninety (90) days after a written claim therefore has been received by the Company, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Company has the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

The Company’s Board of Directors may authorize, by a vote of a majority of a quorum of the Company’s Board of Directors, the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of Section 13 of the Company’s Amended and Restated By-Laws. The Company’s Board of Directors may authorize the Company to enter into a contract with any person who is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise providing for indemnification rights equivalent to or, if the Company’s Board of Directors so determines, greater than those provided for in Section 13 of the Company’s Amended and Restated By-Laws.

The Company has also purchased insurance for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors and officers of the Company.

The Company has entered into contracts with each of its officers and directors requiring the Company to indemnify such persons and advance litigation expenses to such persons to the fullest extent permitted by applicable law. The contracts also require the Company to (i) indemnify such officers and directors upon receipt of an opinion of counsel in certain cases, (ii) pay indemnity demands pending a determination of entitlement thereunder, and (iii) demonstrate, in any action brought thereunder, that such officer or director was not entitled to indemnification under applicable law.

The registration rights agreement between the Company and the selling shareholder relating to the common stock requires the Company, on the one hand, and the selling shareholder, on the other hand, under certain circumstances, to indemnify each other and their respective officers and directors against certain liabilities, including liabilities under the Securities Act, incurred in connection with the registration of such securities.

Item 16. Exhibits.

The following documents are filed as exhibits to this Registration Statement, including those exhibits incorporated herein by reference to a prior filing of IDEX Corporation under the Securities Act or the Exchange Act as indicated in parenthesis:

Exhibit No.	Description
**2.1	Form of Purchase Agreement among IDEX, the selling shareholders and the underwriters.
3.1
Restated Certificate of Incorporation of IDEX Corporation (formerly HI, Inc.) (incorporated by reference to Exhibit No. 3.1 to the Registration Statement on Form S-1 of IDEX et al., Registration N. 33-21205, as filed on April 21, 1988).

3.1(a)
Amendment to Restated Certificate of Incorporation of IDEX Corporation (formerly HI, Inc.) (incorporated by reference to Exhibit No. 3.1(a) to the Quarterly Report of IDEX on Form 10-Q for the quarter ended March 31, 1996, Commission File No. 1-10235).

3.2
Amended and Restated By-Laws of IDEX Corporation (incorporated by reference to Exhibit to Exhibit 3.2 to Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 of IDEX, et al., Registration No. 33-21205, as filed on July 17, 1989).

3.2(a)
Amended and Restated Article III, Section 13 of the Amended and Restated By-Laws of IDEX Corporation (incorporated by reference to Exhibit 3.2(a) to Post-Effective Amendment to the Registration Statement on Form S-1 of IDEX, et al., Registration No. 33-21205, as filed on February 12, 1990).

4.1	Restated Certificate of Incorporation and By-Laws of IDEX Corporation (filed as Exhibits 3.1 through 3.2(a)).
4.2
Specimen of Certificate of Common Stock of IDEX Corporation (incorporated by reference to Exhibit No. 4.3 to the Registration Statement on Form S-2 of IDEX, et al., Registration No. 33-42208, as filed on September 16, 1991).

*5.1	Opinion of Latham & Watkins as to the validity of the common stock.
10.1
Registration Rights Agreement, dated January 22, 1988, among IDEX, KKR Associates and IDEX Associates, relating to the Common Stock (Incorporated by reference to Exhibit No. 10.8 to the Registration Statement on Form S-1 of IDEX Corporation, et al, Registration No. 33-21205, as filed on April 21, 1988).

10.2
Form of Shareholder Purchase and Sale Agreement of IDEX Corporation (incorporated by reference to Exhibit No. 10.24 to Amendment No. 1 to the Registration Statement on Form S-1 of IDEX, et al., Registration No. 33-28317, as filed on June 1, 1989).

*23.1	Consent of Deloitte & Touche LLP, independent auditors.
*23.2	Consent of Latham & Watkins (included in the opinion filed as Exhibit 5.1).
*24.1	Powers of Attorney (included on the signature page of the initial Registration Statement).

*	Previously filed.
**	Filed herewith.

Item 17. Undertakings

(a) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of IDEX Corporation’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions set forth in Item 15 or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy as expressed in the Act to a court of appropriate jurisdiction and will be governed by the final adjudication of such issue.

The registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, IDEX certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Northbrook, State of Illinois, on April 29, 2002.

ID	EX CORPORATION

/S/ WAYNE P. SAYATOVIC
By:
Wayne P. Sayatovic
Senior Vice President – Finance
and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to the Registration Statement has been signed below by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date
* Dennis K. Williams	Chairman of the Board, President, Chief Executive Officer (Principal Executive Officer) and Director	April 29, 2002

* Wayne P. Sayatovic	Senior Vice President—Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	April 29, 2002

* Bradley J. Bell	Director	April 29, 2002

* Gregory B. Kenny	Director	April 29, 2002

* William H. Luers	Director	April 29, 2002

* Paul E. Raether	Director	April 29, 2002

* Neil A. Springer	Director	April 29, 2002

* Michael T. Tokarz	Director	April 29, 2002
/S/    WAYNE P. SAYATOVIC
*By:
Wayne P. Sayatovic
(Attorney in Fact)

EXHIBIT INDEX TO REGISTRATION STATEMENT ON FORM S-3

Exhibit No.	Description
**2.1	Form of Purchase Agreement among IDEX, the selling shareholders and the underwriters.
3.1
Restated Certificate of Incorporation of IDEX Corporation (formerly HI, Inc.) (incorporated by reference to Exhibit No. 3.1 to the Registration Statement on Form S-1 of IDEX et al., Registration N. 33-21205, as filed on April 21, 1988).

3.1(a)
Amendment to Restated Certificate of Incorporation of IDEX Corporation (formerly HI, Inc.) (incorporated by reference to Exhibit No. 3.1(a) to the Quarterly Report of IDEX on Form 10-Q for the quarter ended March 31, 1996, Commission File No. 1-10235).

3.2
Amended and Restated By-Laws of IDEX Corporation (incorporated by reference to Exhibit to Exhibit 3.2 to Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 of IDEX, et al., Registration No. 33-21205, as filed on July 17, 1989).

3.2(a)
Amended and Restated Article III, Section 13 of the Amended and Restated By-Laws of IDEX Corporation (incorporated by reference to Exhibit 3.2(a) to Post Effective Amendment to the Registration Statement on Form S-1 of IDEX, et al., Registration No. 33-21205, as filed on February 12, 1990).

4.1	Restated Certificate of Incorporation and By-Laws of IDEX Corporation (filed as Exhibits 3.1 through 3.2(a)).
4.2
Specimen of Certificate of Common Stock of IDEX Corporation (incorporated by reference to Exhibit No. 4.3 to the Registration Statement on Form S-2 of IDEX, et al., Registration No. 33-42208, as filed on September 16, 1991).

*5.1	Opinion of Latham & Watkins as to the validity of the common stock.
10.1
Registration Rights Agreement, dated January 22, 1988, among IDEX, KKR Associates and IDEX Associates, relating to the Common Stock (Incorporated by reference to Exhibit No. 10.8 to the Registration Statement on Form S-1 of IDEX Corporation, et al, Registration No. 33-21205, as filed on April 21, 1988).

10.2
Form of Shareholder Purchase and Sale Agreement of IDEX Corporation (incorporated by reference to Exhibit No. 10.24 to Amendment No. 1 to the Registration Statement on Form S-1 of IDEX, et al., Registration No. 33-28317, as filed on June 1, 1989).

*23.1	Consent of Deloitte & Touche LLP, independent auditors.
*23.2	Consent of Latham & Watkins (included in the opinion filed as Exhibit 5.1).
*24.1	Powers of Attorney (included on the signature page of the initial Registration Statement).

*	Previously filed.
**	Filed herewith.